RF INDUSTRIES, LTD.	For Immediate Release

Investor Contact:	Company Contact:
John Nesbett/Jennifer Belodeau	James Doss, President
Institutional Marketing Services (IMS)	(858) 549-6340
(203) 972-9200	rfi@rfindustries.com
jnesbett@institutionalms.com

RF Industries Reports Fourth Quarter and Year End Results;

Reiterates Guidance for First Quarter of Fiscal 2014

San Diego, California, January 17, 2014 – RF Industries, Ltd. (NASDAQ: RFIL) announced results for the fourth quarter and fiscal year ended October 31, 2013.

Highlights:

-	Annual revenues increased 32% to $36.6 million
-	Divested unprofitable RF Neulink and RadioMobile divisions
-	Balance sheet remains strong with $11.9 million in cash and no debt

RF Industries reported net sales of $36.6 million for fiscal 2013, an increase of 32% compared to net sales of $27.7 million in fiscal 2012. Most of the increase in net sales is due to $19.3 million in sales from Cables Unlimited for the year ended October 31, 2013. Additionally, the Company recorded increased sales for fiscal 2013 at its Medical Cabling and Interconnector segment as compared to fiscal 2012. In fiscal 2013, the Company reported operating income of $6.8 million, a 67% increase compared to operating income of $4.1 million in fiscal 2012. Income from continuing operations in fiscal 2013 increased 90% to$5.0 million or $0.65 per basic and $0.59 per diluted share as compared to income from continuing operations of $2.6 million or $0.38 per basic and $0.34 per diluted share in the prior year period.

During fiscal 2013, the Company sold its RF Neulink and RadioMobile divisions and the operating results of these divisions are reported as discontinued operations for all periods presented. Loss from discontinued operations for the year ended October 31, 2013, net of tax, was $1.1 million compared to income from discontinued operations, net of tax, of $4,000 in the prior year period. Net income for the year ended October 31, 2013 after accounting for the $1.1 million net loss from discontinued operations was $3.8 million, or $0.50 per basic and $0.46 per diluted share, compared to $2.6 million or $0.38 per basic and $0.34 per diluted share in fiscal 2012.

For the fourth quarter ended October 31, 2013, the Company reported net sales of $8.4 million, a decrease of 9%, compared to $9.3 million in the same quarter of fiscal 2012. The Company reported operating income of $1.2 million, a decrease of 28% compared to operating income of $1.7 million in the fourth quarter of the previous year. Income from continuing operations for the fourth quarter of fiscal 2013 was $0.9 million or $0.12 per basic and $0.11 per diluted share, as compared to $0.9 million or $0.13 per basic and $0.12 per diluted share in the fourth quarter of fiscal 2012.

During the fourth quarter of fiscal 2013 the Company sold its RadioMobile division, resulting in a reported loss from discontinued operations, net of tax, of $0.7 million. In the fourth quarter of fiscal 2012, the Company reported income from discontinued operations, net of tax, of $0.2 million. Net income for the fourth quarter fiscal 2013, after accounting for the $0.7 million net loss from discontinued operations, was $0.3 million or $0.03 per basic and diluted share, compared to $1.2 million, or $0.17 per basic and $0.15 per diluted share in the fourth quarter of 2012.

Howard Hill, Chief Executive Officer, commented, “2013 was a year of growth and change for our company. We are pleased to have achieved solid revenue growth in fiscal 2013, which reflected increased demand for our offerings in each of our continuing segments throughout most of the year. We saw particularly strong performance in fiscal 2013 from our Cables Unlimited segment due to the strong demand for its OptiFlex™ fiber optic cabling solution for cell towers. Cables Unlimited contributed 90% of our overall revenue growth. As we announced on January 3, 2014, since mid-October 2013, sales for OptiFlex™ have substantially slowed primarily due to a decline in the demand for cabling systems and increased competitive pressure. Although we expect that consolidated revenues for the first quarter of fiscal 2014 will be in the range of $5.5 million to $6.5 million compared to our record first quarter fiscal 2013 revenues of $9.9 million, we nevertheless expect that the company will continue to achieve moderate profitability in the first quarter of 2014.The success of the OptiFlex™ solution has further established the division as a prominent designer and developer of fiber connectivity solutions, and has led our customers to seek additional connectivity solutions from that division.”

“Our focus is on growing our custom interconnect solutions to the wireless infrastructure industry and during the last twelve months, we sold RF Neulink and RadioMobile, the businesses which comprised our RF Wireless division. Neither business had performed to our expectations during the past few years and in general, the wireless segment operated at a loss. The divestiture of the RF Wireless segment allows us to concentrate our efforts and put our full resources behind our core competencies. Demand for wireless connectivity is growing at a rapid pace and our goal is to develop state-of-the-art, customized connectivity solutions for new and existing customers that position them to remain competitive in this space.”

Mr. Hill further commented, “The Company has a strong cash position and no debt, and the cash generated from operations allows us to return capital to our shareholders through dividends such as the one we recently announced, and/or stock repurchases, while also allowing us to consider strategic acquisitions.”

Conference Call Information

RF Industries will host a conference call today, January 17 at 12:00 noon Eastern Time to discuss its fiscal fourth quarter and 2013 year end results. To participate, callers should dial (877) 407-9210 and international callers may dial (201) 689-8049. A simultaneous webcast of the conference call can be accessed from the Investor Information page at www.rfindustries.com.

A replay of the call will be available until February 17, 2014and may be accessed by dialing (877) 660-6853. International callers should call (201) 612-7415. Callers should use conference i.d. 13574029.

About RF Industries

RF Industries is a leading designer and manufacturer of innovative interconnect products and complex cable assemblies across diversified, high growth markets including wireless carriers & infrastructure, medical and industrial. The Company’s products include RF connectors, coaxial and custom cable assemblies, fiber optic cables, wiring harnesses andmedical wiring.  The Company’s leading edge connectivity solutions are used throughout the growing and evolving wireless infrastructure. The Company has reported 20 consecutive years of profitability and is headquartered in San Diego, California with operations in Las Vegas, Nevada and Yaphank, New York. Please visit the RF Industries website at www.rfindustries.com.

Forward-Looking Statements

This press release contains forward-looking statements with respect to future events which are subject to a number of factors that could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to: changes in the telecommunications industry; the operations of the Cables Unlimited division; and the Company’s reliance on certain distributors for a significant portion of anticipated revenues. Further discussion of these and other potential risk factors may be found in the Company’s public filings with the Securities and Exchange Commission (www.sec.gov) including its Form 10-K. All forward-looking statements are based upon information available to the Company on the date they are published and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or new information after the date of this release.

(tables attached)

RF INDUSTRIES, LTD. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share amounts)

	Three Months Ended October 31,Year Ended October 31,
	2013	2012	2013	2012

Net sales	$8,405	$9,276	$36,625	$27,687
Cost of sales	4,904	5,481	20,660	15,554

Gross profit	3,501	3,795	15,965	12,133

Operating expenses:
Engineering	484	298	1,377	1,134
Selling and general	1,821	1,843	7,810	6,930
Totals	2,305	2,141	9,187	8,064

Operating income	1,196	1,654	6,778	4,069

Other income – interest/dividends	6	2	20	38

Income from continuing operations before provision for income taxes	1,202	1,656	6,798	4,107
Provision for income taxes	255	722	1,830	1,499

Income from continuing operations	947	934	4,968	2,608

Income (loss) from discontinued operations, net of tax	(696)	225	(1,140)	4

Consolidated net income	251	1,159	3,828	2,612

Net income attributable to noncontrolling interest	-	-	-	2

Net income attributable to RF Industries, Ltd. and Subsidiary	$251	$1,159	$3,828	$2,610

Earnings per share
Basic
Continuing operations	$0.12	$0.13	$0.65	$0.38
Discontinued operations	(0.09)	0.03	(0.15)	-
Net income per share	$0.03	$0.17	$0.50	$0.38

Earnings per share
Diluted
Continuing operations	$0.11	$0.12	$0.59	$0.34
Discontinued operations	(0.08)	0.03	(0.13)	-
Net income per share	$0.03	$0.15	$0.46	$0.34

Weighted average shares outstanding
Basic	7,920,628	6,936,185	7,600,029	6,908,890
Diluted	8,666,164	7,798,640	8,455,631	7,680,743

RF INDUSTRIES, LTD. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

OCTOBER 31, 2013 AND 2012

(In thousands, except share and per share amounts)

	2013	2012
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$11,881	$5,492
Trade accounts receivable, net of allowance for doubtful accounts of $103 and $96	3,160	5,167
Inventories	5,995	6,984
Other current assets	1,552	640
Deferred tax assets	322	761
TOTAL CURRENT ASSETS	22,910	19,044

Property and equipment:
Equipment and tooling	2,500	2,349
Furniture and office equipment	759	655
	3,259	3,004

Less accumulated depreciation	2,206	1,800
Total property and equipment	1,053	1,204

Goodwill	3,076	3,076
Amortizable intangible assets, net	1,407	1,627
Non-amortizable intangible assets	410	410
Note receivable from stockholder	67	67
Other assets	30	35
TOTAL ASSETS	$28,953	$25,463

RF INDUSTRIES, LTD. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

OCTOBER 31, 2013 AND 2012

(In thousands, except share and per share amounts)

	2013	2012
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$792	$1,429
Accrued expenses	1,741	2,102
Customer deposit	51	-
Income taxes payable	-	610
TOTAL CURRENT LIABILITIES	2,584	4,141

Deferred tax liabilities	950	1,077
Other long-term liabilities	-	15
TOTAL LIABILITIES	3,534	5,233

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock - authorized 20,000,000 shares of $0.01 par value; 8,075,124 and 6,978,374 shares issued and outstanding at October 31, 2013 and 2012, respectively	81	70
Additional paid-in capital	15,706	12,007
Retained earnings	9,632	8,153
TOTAL STOCKHOLDERS' EQUITY	25,419	20,230
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$28,953	$25,463